PRESS RELEASE


         September 22, 2000, Chesterfield, Missouri - Maverick Tube Corporation (Nasdaq:MAVK) and Prudential Steel Ltd. (TSE: PTS) today announced the completion of their business combination. Each company's shareholders approved the transaction at separate meetings today and the transaction closed following the approval of the plan of arrangement by the Court of Queen's Bench of Alberta.

         Under the terms of the transaction, Prudential shareholders will receive 0.52 of a Maverick common equivalent share, known as "exchangeable shares," which are anticipated to begin trading on The Toronto Stock Exchange on Wednesday, September 27, 2000 under the Symbol MAV. These exchangeable shares have the same voting rights, dividend entitlements and other attributes as Maverick common shares and are exchangeable, at each holder's option, for Maverick common stock on a one-for-one basis. Maverick is issuing approximately
15.8 million exchangeable shares to the former Prudential shareholders.

         Shares of Maverick stock will begin trading on the New York Stock Exchange under the symbol MVK at the opening of trading on Monday, September 25, 2000, at which time the shares will cease trading on the Nasdaq National Market.

         The combined company retains the name Maverick Tube Corporation and will be headquartered in Chesterfield, Missouri. Prudential, which will conduct Maverick's Canadian operations, will continue to be headquartered in Calgary, Alberta and operate under the Prudential Steel name. Following the completion of the combination, J. Donald Wilson, Rhys T. Eyton, Donald Pether, Dennis G. Flanagan and Norman W. Robertson were appointed to the Maverick board of directors.